Exhibit 99.1

P R E S S   R E L E A S E

Splunk Agrees to Acquire Phantom

Ushers New Age of Analytics-Driven Security and IT with Addition of Security Orchestration Automation and Response

SAN FRANCISCO – February 27, 2018 – Splunk Inc. (NASDAQ: SPLK), first in delivering “aha” moments from machine data, today announced a definitive agreement to acquire Phantom Cyber Corporation, a leader in Security Orchestration, Automation and Response (SOAR). Under the terms of the agreement, Splunk will acquire Phantom for a total purchase price of approximately $350 million, subject to adjustment, to be paid in cash and stock. The acquisition is expected to close during the first half of 2018, subject to customary closing conditions and regulatory reviews. Oliver Friedrichs, Founder and CEO, Phantom will report to Haiyan Song, senior vice president and general manager of security markets, Splunk.

“Phantom’s employees and technology significantly expand and strengthen Splunk’s vision for the security nerve center and for business revolution through IT,” said Doug Merritt, President and CEO, Splunk. “Splunk is committed to continuously pushing the limits of technology to help our customers get the answers they need from their data. I am very excited to reach this definitive agreement with Phantom and look forward to welcoming the team to Splunk.”

“Sourabh Satish and I founded Phantom to give SOC analysts a powerful advantage over their adversaries, a way to automatically and quickly resolve threats,” said Oliver Friedrichs, Founder and CEO, Phantom. “Combining SOAR with the industry’s leading big data platform is a revolutionary advance for security and IT teams and will further cut down the time it takes them to eliminate threats and keep the business running. We are thrilled to empower Splunk customers to solve these important challenges.”

Analytics-Driven Security and SOAR

SOAR platforms improve the efficiency of security operations by automating tasks, orchestrating workflows, improving collaboration, and enabling organizations to respond to incidents at machine speed. According to Gartner*, “By year-end 2020, 15% of organizations with a security team larger than five people will leverage SOAR tools for orchestration and automation reasons, up from less than 1% today.”

Customers will be able to use Splunk® technology for orchestration and automation as an integral part of their Security Operations Center (SOC) platform to accelerate incident response while addressing the skills shortage. The combination will help SecOps teams to:

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•       Advance cyber defense and reduce organizational risk using analytics-driven security

•       Respond faster by accelerating incident response

•       Work smarter and reduce staffing and skills challenges

Automation Beyond Security

Once integrated with the Splunk platform, IT teams will be able to leverage these automation capabilities to help solve automation challenges in a widening range of use cases, including Artificial Intelligence for IT Operations (AIOps). According to Gartner**, “By 2022, 40% of all large enterprises will combine big data and machine learning functionality to support and partially replace monitoring, service desk and automation processes and tasks, up from 5 percent today.”

Business Outlook

“The majority of purchase price consideration will be paid from cash on our balance sheet. Total equity consideration plus Phantom employee retention incentives will result in less than one percent total dilution from this transaction,” said Dave Conte, chief financial officer, Splunk.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the expected benefits of the acquisition of Phantom, the impact of the acquisition on Splunk’s products and services, the capabilities of Phantom’s products and services, and expected dilution to Splunk stockholders. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: difficulties encountered in closing and integrating the merged business, technologies, personnel and operations; costs related to the acquisition; market acceptance of the acquisition and resulting products and services; Splunk’s inability to realize value from its significant investments in its business, including product and service innovations; and general market, political, economic and business conditions.

Additional information on potential factors that could affect Splunk’s financial results is included in the company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2017, which is on file with the U.S. Securities and Exchange Commission. Splunk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

*Gartner, Innovation Insight for Security Orchestration, Automation and Response by Claudio Neiva Craig Lawson, Toby Bussa, Gorka Sadowski, May 30, 2017

**Gartner, Market Guide for AIOps Platforms, Will Cappelli, Colin Fletcher, Pankaj Prasad, August 03, 2017

Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

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About Splunk Inc.

Splunk Inc. (NASDAQ: SPLK) turns machine data into answers. Organizations use market-leading Splunk solutions with machine learning to solve their toughest IT, Internet of Things and security challenges. Join millions of passionate users and discover your “aha” moment with Splunk today: http://www.splunk.com.

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Splunk, Splunk>, Listen to Your Data, The Engine for Machine Data, Splunk Cloud, Splunk Light and SPL are trademarks and registered trademarks of Splunk Inc. in the United States and other countries. All other brand names, product names, or trademarks belong to their respective owners. © 2018 Splunk Inc. All rights reserved.

For more information, please contact:

Media Contact

Richard Brewer-Hay

Splunk Inc.

415.852.5897

rbrewerhay@splunk.com

Investor Contact

Ken Tinsley

Splunk Inc.

415.848.8476

ktinsley@splunk.com

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